UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2005

CERTEGY INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	001-16427	58-2606325
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Second Avenue South, Suite 1100S St. Petersburg, Florida	33701
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (727) 277-8000

11720 Amber Park Drive

Suite 600

Alpharetta, Georgia 30004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Annual Incentive Plan

On February 4, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Certegy Inc. (“Certegy”) reviewed and approved the payment of annual cash incentives to the following executive officers, among others, pursuant to the 2004 Annual Incentive Plan, as plan objectives previously set by the Committee for 2004 were determined to have been met: Lee A. Kennedy, Chairman and Chief Executive Officer; Larry J. Towe, President and Chief Operating Officer; Robert W. Bream, Executive Vice President and Group Executive—North American Card Services; Michael T. Vollkommer, Executive Vice President and Chief Financial Officer; Gerald A. Hines, Executive Vice President—Global Development; and Jeffrey S. Carbienner, Executive Vice President and Group Executive—Check Services. The Committee also established plan objectives for 2005 and their relative weightings.

The Annual Incentive Plan provides for the payment of annual cash incentives based on the extent to which the objectives are achieved. Under both the 2004 and 2005 Annual Incentive Plans, each executive has a bonus target expressed as a percentage of base salary. Bonus targets for the officers listed above range from 40% to 100% of base salary. Actual awards can range from 0% to 200% of target, depending on performance against the established objectives. For both 2004 and 2005, the objectives for the officers listed above consist of Certegy’s attainment of specified levels of diluted earnings per share (comprising 50% of incentive opportunity) and revenues (comprising 20%), as well as the results of individual performance assessments of each of the officers (30%).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

10.46	Form of Certegy Inc. Annual Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERTEGY INC.

By:	/s/ Richard D. Gapen
Richard D. Gapen Corporate Vice President—Human Resources

Date: February 10, 2005